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                                                                   EXHIBIT 10(b)


                FIRST AMENDMENT TO INVESTMENT AND LOAN AGREEMENT

     This First Amendment to Investment and Loan Agreement (this "Amendment") is entered into as of September 1, 1998 between ENTERPRISE SOFTWARE, INC., a Delaware corporation formerly named IndeNet, Inc. ("Company") AND ALLIED CAPITAL CORPORATION, a Maryland corporation ("Holder").

                                   Background

     A. Company proposes to enter into an Agreement of Merger (the "Agreement of Merger") among Company, Software Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Company ("SAC") and REVIVE Technologies Incorporated, a Delaware corporation ("REVIVE"), pursuant to which, among other things, on the Closing Date (as defined therein) REVIVE will merge with and into SAC, with SAC being the surviving corporation of such merger, and the issued and outstanding shares of capital stock of REVIVE will be converted into a right to receive shares of Company common stock and cash (the "Merger").

     B. In order to fund the cash purchase price of the Merger, in connection with the closing of the Merger Company intends to borrow up to $6,000,000 in additional funds from Holder (the "Subsequent Loan") pursuant to that certain Investment and Loan Agreement dated March 26, 1998 between Company and Holder ("Loan Agreement"), which borrowing will be evidenced by a Subsequent Debenture (as defined in the Loan Agreement).

     C. Pursuant to Section 1.5 of the Loan Agreement, in addition to satisfying other conditions precedent to the Subsequent Loan, Company is required to obtain the consent of Holder to the Merger and to execute and deliver on the date of the funding of such Subsequent Loan, a Subsequent Debenture (as defined in the Loan Agreement) and a Subsequent Warrant (as defined in the Loan Agreement).

     D. Pursuant to Section 7.8 of the Loan Agreement, Company is prohibited from incurring, suffering or maintaining indebtedness, calculated on a consolidated basis for Company and all of its subsidiaries, in an amount in excess of the limitations set forth in such Section (the "EBITDA Ratios"). In connection with the Merger and the Subsequent Loan, Company is expected to exceed such limitations.

     E. Company and Holder are entering into this Amendment in order for Holder to consent to the Merger, for Holder and Company to modify the EBITDA Ratios set forth in Section 7.8 of the Loan Agreement, for Company to agree to modify the terms of the Subsequent Warrant to increase the amount of shares issuable to Holder pursuant to such Subsequent Warrant, and for the other purposes set forth in this Amendment.


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                                    Agreement

     In consideration for the recitals set forth above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Holder agree as follows:

     1. Pursuant to Sections 1.5, 7.1, and 7.11 of the Loan Agreement, Holder hereby consents to the Merger on the terms and conditions set forth in the Agreement of Merger, a copy of which is attached hereto as Exhibit 1.

     2. The effectiveness of Section 7.8 of the Loan Agreement shall be suspended from the time of the Merger through March 31, 1999.

     3. Holder agrees to make the Subsequent Loan to Company on the closing date of the Merger upon satisfaction by Company of the conditions precedent set forth in the Loan Agreement.

     4. As provided in Section 2.1(b) of the Loan Agreement, on the date of the funding of the Subsequent Loan, Company will issue to Holder a Subsequent Warrant, except that such Subsequent Warrant shall be in the form of Exhibit 4 hereto instead of Exhibit 2.01 to the Loan Agreement.

     5. Holder hereby consents, and waives any default or event of default with respect to, Company's amendment to its certificate of incorporation in July 1998, which amendment changed the name of Company and effected a 1-4 reverse stock split (the "Reverse Stock Split"), in the form of Exhibit 5 hereto.

     6. Holder hereby acknowledges and agrees that, pursuant to Section 5(h) of the Initial Warrant (as defined in the Loan Agreement), as a result of the Reverse Stock Split, the Exercise Price (as defined in the Initial Warrant) has increased from $2.50 per share to $10.00 per share.

     7. The following is hereby added as an additional negative covenant to the Loan Agreement, as Section 7.16:

     7.16 Funding of REVIVE Entity. Loan to, invest in, or otherwise provide to Software Acquisition Corporation ("SAC") any funds in excess of Two Million Dollars ($2,000,000) in the aggregate.

     8. The definition of the term "Companies set out in Section 20.1(g) of the Loan Agreement, is hereby amended to add, at the end thereof, the following: and Software Acquisition Corporation, a Deleware corporation;

     9. Except as modified by this Amendment, the Loan Agreement shall remain in full force and effect, including Section 6.18 thereof, pursuant to which Company agrees to deliver to Holder the items listed on Schedule I hereto, within 30 days hereof.


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     10. This Amendment shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the District of Columbia applicable to contracts made and to be performed within the District of Columbia.

     11. No action or inaction taken pursuant to this Amendment shall be deemed to constitute a waiver of compliance with any covenants or agreements contained herein. Any waiver by either party of a breach by the other party of any provisions of this Amendment shall be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

     12. If any term or provision of this Amendment, or any application thereof to any circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this Amendment, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had never been contained herein, and each term and provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

     13. No amendment of this Amendment shall be of any force or effect unless in writing and signed by the parties.

     14. This Amendment may be executed in counterparts, which counterparts shall together constitute a single Amendment.

     15. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

     IN WITNESS WHEREOF, Holder and Company have caused this Amendment to be executed on the date first written above.

                                       ENTERPRISE SOFTWARE, INC.

                                       By:      Robert A. Blay
                                          ------------------------------
                                            Robert A. Clay
                                       Its: Vice President

                                       ALLIED CAPITAL CORPORATION

                                       By:  /s/
                                          ------------------------------
                                            Scott S. Binder
                                       Its: Principal




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                                   SCHEDULE I

1.   Lease related to Livonia facility.

2.   List of real estate leases - Exhibit 50.6A

3.   Incumbency Certificate - Exhibit 5.10

4.   Insurance Certificate for Business Interruption Coverage-Exhibit 6.10

5.   Copy of equity related document set forth in Schedule 5.16A